Exhibit 10.1

October 17, 2018

Edward Carr

99 New Street

Metuchen, NJ 08822

Dear Ed:

I am pleased to offer you full-time employment as Vice President, Controller with Abeona Therapeutics Inc. (the “Company”) reporting to Carsten Thiel, CEO, effective November 26, 2018 (the "Effective Date").

Your position will be exempt, and you will be based in our New York office.

Employment Status:

Your employment at the Employer will be “at will”, meaning that either you or the Employer may terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice.

While the Employer reserves the right from time to time to amend the terms and conditions of your employment, in its discretion, with or without advance notice, your at-will status may be amended only by agreement in writing signed by both you and an authorized officer of the Employer.

Compensation:

Your annualized base salary of $275,000 (subject to required tax withholdings and other authorized deductions) will be paid at a semi-monthly rate of $11,458.33 in accordance with customary payroll practices and procedures, subject to applicable law. This salary covers all hours worked by exempt employees. You will receive your semi-monthly pay on the 15th and the last day of each month.

Benefits:

You will be eligible to participate in employee benefit plans that the Employer may establish for similarly situated employees, except to the extent such plans are duplicative of benefits otherwise provided under any other agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

These plans are subject to review and change at any point, however, currently we offer comprehensive health and dental insurance, employer funded short- and long-term disability insurance and up to 4% employer matching on 401k contributions.

Stock Options:

Subject to Board approval, at the first regularly scheduled meeting of our Board of Directors after the Effective Date you will be granted stock options ("Options") under the Abeona Therapeutics Incentive Plan (the “Plan”) to purchase 35,000 shares of Abeona common stock. The Option Shares will vest over a forty-eight (48) month period, with one quarter (25%) of vesting on the one-year anniversary of the Effective Date and the remaining seventy-five percent (75%) of the Option Shares vesting in equal monthly installments thereafter over the remaining thirty-six (36) months, commencing with the first such month following the first anniversary of the Effective Date, subject to the Executive’s continued employment with the Company and/or its Affiliates through to the applicable vesting dates, and subject to the terms and conditions of the Company’s Equity Incentive Plan.

Paid Time Off

You will be eligible for 20 (twenty) days of paid time off per year accrued at a rate in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company. Paid time off may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

Performance Bonus:

During your employment, you may be considered annually for a bonus in addition to your base salary with a target of 30% of your base salary. Bonus compensation in any year, if any, will be based on your performance and that of the Company, in accordance with a general bonus program to be established by the Board’s Compensation Committee.

While you may receive a bonus in one financial year, you may not necessarily receive a bonus in any subsequent year.

Bonus payments do not form part of your salary and will not be included in the calculations of any termination payments including payments in lieu of accrued by untaken PTO.

Any bonus allocations are conditional on you remaining employed by the Company on a date such a payment is made. No pro-rated amounts will be payable.

Condition of Employment:

The offer of employment is contingent on your signing the Company’s standard Employee Confidentiality, Non-competition, Policy on Insider Trading, Whistle Blower Policy, Code of Ethics, Proprietary Information Agreement (attached below, the "Confidentiality Agreement") and an I-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements, if appropriate. If there are any other agreements of any type that you are aware of that may impact or limit your ability to perform your job at the Company, please let us know as soon as possible. In accepting this offer, you represent and warrant to the Company that you are not subject to any legal or contractual restrictions that would in any way impair your ability to perform your duties and responsibilities to the Company, and that all information you provided to the Company is accurate and complete in all respects.

The offer of employment contained in this letter, and your continued employment, is contingent upon and subject to a satisfactory background and reference check (which you hereby authorize), including but not limited to a confirmation of your stated credentials. It will be in the Company’s sole discretion at any time to determine the scope of the background and reference check, whether and when to conduct or update such background check and reference check and whether such check is satisfactory.

By accepting this offer, you agree that this letter together with the Employee Confidentiality, Non-Competition, and Proprietary Information Agreement represents the complete terms upon which Abeona is offering you employment, that this offer supersedes any prior written or verbal representations and that you are not relying on any other representations made to you prior to your signing this letter.

Please acknowledge your acceptance of this offer by returning a signed copy of this letter. This offer will remain open until October 22, 2018.

Formalities aside, we are very excited about having you join our team. Your skills and experiences are a great match with our goals, and I anticipate you being a critical part of the company’s success.

Very truly yours,

Carsten Thiel

CEO

Abeona Therapeutics Inc.

I accept this offer of employment with Abeona Therapeutics and will begin employment no later than November 26, 2018.

Signature:	Date:

/s/ Edward Carr	10/19/2018

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND PROPRIETARY INFORMATION AGREEMENT

AGREEMENT, effective as of November 26, 2018 between Abeona Therapeutics Inc., a Delaware corporation (the “Company”), and Edward Carr (the “Employee”).

Employee will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, technologies, biological materials, and developments, and all other materials, items, techniques, and ideas related directly or indirectly to the business of the Company (collectively, “Intellectual Property”), whether patentable or not, made or conceived by Employee or under Employee’s direction during Employee’s employment with the Company, whether or not made or conceived during normal working hours, or on the premises of the Company.

1.        Employee agrees that all Intellectual Property, as defined above, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Intellectual Property and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere. Employee further agrees that with regard to all future developments of Intellectual Property, Employee will assist the Company in every way that may be reasonably required by the Company (and at the Company’s expense) to obtain and, from time to time, enforce patents on Intellectual Property in any and all countries that the Company may require, and to that end, Employee will execute all documents for use in applying for and obtaining such patents thereon and enforcing the same, as the Company may desire, together with any assignment thereof to the Company or persons designated by the Company, and Employee hereby appoints the Company as Employee’s attorney to execute and deliver any such documents or assignments requested by the Company. Employee’s obligation to assist the Company in obtaining and enforcing patents for Intellectual Property in any and all countries shall continue beyond the termination of Employee’s employment with the Company, but the Company shall compensate Employee at a reasonable, standard hourly rate following such termination for time directly spent by Employee at the Company’s request for such assistance.

2.        Employee hereby represents that Employee has no continuing obligation to assign to any former employer or any other person, corporation, institution, or firm any Intellectual Property as described above. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee, in confidence or in trust, prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees not to enter into, any agreement (either written or oral), which would put Employee in conflict with this Agreement.

3.        Employee agrees to assign to the Company any and all copyrights and reproduction rights to any material prepared by Employee in connection with this Agreement and/or developed during the term of Employee’s employment with the Company.

4.        Employee understands and agrees that a condition of Employee’s employment and continued employment with the Company is that Employee has not brought and will not bring to the Company or use in the performance of Employee’s duties at the Company any materials or documents rightfully belonging to a former employer which are not generally available to the public. Employee may bring such materials and documents to the Company only to the extent that Employee has obtained written authorization from such former employer for their possession and use. Accordingly, this is to advise the Company that any materials and/or documents belonging to a former employer and which are not generally available to the public that Employee has brought or will bring to the Company or has used or will use in Employee’s employment are identified in Exhibit A appended to this Agreement, and as to each such item, Employee represents that Employee has obtained prior to the effective date of this Agreement written authorization for their possession and use in Employee’s employment with the Company.

5.        Employee recognizes that the services to be performed by Employee hereunder are special, unique, and extraordinary and that, by reason of Employee’s employment with the Company, Employee may acquire Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee agrees that Employee will not (directly or indirectly) at any time, whether during or after Employee’s employment with the Company:

(i)	knowingly use for personal benefit or for any other reason not authorized by the Company any Confidential Information that Employee may acquire or has acquired by reason of Employee’s employment with the Company, or;

(ii)	disclose any such Confidential Information to any person or entity except (A) in the performance of Employee obligations to the Company hereunder, (B) as required by a court of competent jurisdiction, (C) in connection with the enforcement of Employee rights under this Agreement, or (D) with the prior consent of the Board of Directors of the Company.

As used herein, “Confidential Information” includes information with respect to the facilities and methods of the Company, reagents, chemical compounds, cell lines or subcellular constituents, organisms, or other biological materials, trade secrets, and other Intellectual Property, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, or lists of customers and suppliers; provided, however, that Confidential Information shall not include any information that is known or becomes generally known or available publicly other than as a result of disclosure by Employee which is not permitted as described in clause (ii) above, or the Company discloses same to others without obtaining an agreement of confidentiality.

Employee confirms that all Confidential Information is the exclusive property of the Company. All business records, papers, documents and electronic materials kept or made by Employee relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the Employee’s employment and at all times thereafter. Upon the termination, for any reason, of Employee’s employment with the Company, or upon the request of the Company at any time, Employee shall deliver to the Company, and shall retain no copies of any written or electronic materials, records and documents made by Employee or coming into Employee’s possession concerning the business or affairs of the Company and which comprise Confidential Information.

6.        During the term of Employee’s employment with the Company and for one (1) year thereafter (the “Restricted Period”), the Employee shall not directly or indirectly, for Employee’s own account or for the account of others, as an officer, director, stockholder (other than as the holder of less than 1% of the outstanding stock of any publicly traded company), owner, partner, employee, promoter, consultant, manager or otherwise participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through proprietorship, a corporation, partnership, or other form of business entity which is in competition with the Company in the field of RNA interference (RNAi) (the “Company Business”) within the United States or any other country in which the Company is conducting or is actively seeking or planning to conduct the Company Business as of the date of such termination.

During the Restricted Period, the Employee shall not, whether for Employee’s own account or for the account of any other person (excluding the Company): solicit or contact in an effort to do business with any person who was or is a customer of the Company during the term of this Agreement or after its termination, or any affiliate of any such person, if such solicitation or contact is for the purpose of competition with the Company; or

(i)	solicit or contact in an effort to do business with any person who was or is a customer of the Company during the term of this Agreement or after its termination, or any affiliate of any such person, if such solicitation or contact is for the purpose of competition with the Company; or
(ii)	solicit or induce any of the Company’s employees to leave their employment with the Company or accept employment with anyone else, or hire any such employees or persons who were employed by the Company during the preceding 12 months.

Nothing herein shall prohibit or preclude the Employee from performing any other types of services that are not precluded by this Section 6 for any other person.

Employee has carefully read and considered the provisions of this Section 7 (including the Restricted Period, scope of activity to be restrained, and the restriction’s geographical scope) and concluded them to be fair, appropriate and reasonably required for the protection of the legitimate business interests of the Company, its officers, directors, employees, creditors, and shareholders. Employee understands that the restrictions contained in this Section may limit Employee’s ability to engage in a business similar to the Company’s business, but acknowledges that Employee will receive adequate and affluent remuneration and other benefits from the Company hereunder to justify such restrictions.

The Employee shall give prompt notice to the Company of the Employee’s acceptance of employment or other fees for services relationship during the Restricted Period, which notice shall include the name of, the business of, and the position that Employee shall hold with such other employer.

7.        In the event that Employee’s employment is transferred by the Company to a subsidiary, affiliated company, or acquiring company (as the case may be), Employee’s employment by such company will, for the purpose of this Agreement, be considered as continued employment with the Company, unless Employee executes an agreement, substantially similar in substance to this Agreement, and until the effective date of said agreement in any such company for which Employee becomes employed. It is likewise agreed that no changes in Employee’s position or title will operate to terminate the provisions of this Agreement unless expressly agreed to in writing.

8.        Upon termination of Employee’s employment for any reason, unless such employment is transferred to a subsidiary, affiliated or acquiring company of the Company, Employee agrees to leave with, or return to, the Company all records, drawings, notebooks, and other documents pertaining to the Company’s Confidential Information, whether prepared by Employee or others, as well as any equipment, tools or other devices owned by the Company, that are then in Employee’s possession, however such items were obtained, and Employee agrees not to reproduce or otherwise retain any document or data relating thereto.

9.        Employee obligations under this Agreement shall survive the termination of Employee’s employment with the Company regardless of the manner of, and reason for, such termination, and shall be binding upon Employee’s heirs, executors, and administrators.

10.       Prior to entering the employ of the Company, Employee has lawfully terminated employment with all previous employers. Employee acknowledges that this Agreement does not constitute a contract of employment for a term and does not otherwise imply that the Company will continue his or her employment for any period of time.

11.       As a matter of record, Employee has identified in Exhibit B, appended to this Agreement, all Intellectual Property relevant to the subject matter of Employee’s employment with the Company, which has been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s employment with the Company, which Employee desires to exclude from Employee’s obligations under this Agreement; and Employee represents that such list is complete. If there is no such list set forth in Exhibit B, Employee represents that Employee has no such Intellectual Property at the time of execution of this Agreement.

12.       No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

13.       Employee agrees that in addition to any other rights and remedies available to the Company for any breach or threatened breach by Employee of Employee’s obligations hereunder, the Company shall be entitled to enforcement of Employee’s obligations hereunder by whatever means are at the Company’s disposal, including court injunction. In the event of any such breach or threatened breach by Employee, the Company shall be entitled to recover all of its reasonably incurred costs and attorney’s fees in enforcing its rights hereunder.

14.       The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company. Employee shall have no rights of assignment.

15.       If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be enforceable to the extent that a court deems it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.

16.       Employee hereby acknowledges receipt of the Company’s Confidentiality Policy.

17.       This Agreement shall be effective as of the date set forth below next to Employee’s signature.

18.       This Agreement and the employment offer letter constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

19.       This Agreement shall be governed in all respects by the laws of the State of Delaware. Each of the Company and Employee (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any action between the Company and Employee arising in whole or in part under or in connection with this Agreement, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, the Company or Employee may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

IN WITNESS WHEREOF, Employee has executed this Agreement under seal as of the date set forth above:

ACCEPTED AND AGREED TO BY THE

COMPANY:	EMPLOYEE:

By:	By:	/s/ Edward Carr
Name: Carsten Thiel	Name:	Edward Carr
Title: CEO